SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

March 27, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 8, 2018, at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect eight Directors, to approve an amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares available for purchase under the plan, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and to approve by non-binding vote our executive compensation.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 8, 2018 for the following purposes:

1.	To elect the eight directors named in the accompanying proxy statement to serve until the 2019 Annual Meeting of Stockholders;

2.

To approve an amendment and restatement of the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan, including an increase in the number of shares available for purchase under the plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	To approve by non-binding vote our executive compensation.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 26, 2018 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from April 27, 2018 to the date of the meeting at our offices, located at 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

If you are unable to be present personally, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

Ryan D. Darrah

Secretary

Cambridge, Massachusetts

March 27, 2018

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 8, 2018

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2018 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 8, 2018 at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about March 27, 2018.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board”, refer to our fiscal year which began on January 1, 2017 and ended on December 31, 2017 as “fiscal 2017,” and refer to our fiscal year ending December 31, 2018 as “fiscal 2018”. We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 26, 2018 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 18,067,959 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.
2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.
3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” the approval of the Forrester Research, Inc. Second Amended and Restated Employee Stock Purchase Plan, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018, and “FOR” approval of the non-binding vote on our executive compensation.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for directors identified in Proposal One, FOR approval of the Second Amended and Restated Employee Stock Purchase Plan described in Proposal Two, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Three, and FOR approval by non-binding vote of our executive compensation as provided in Proposal Four.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Three but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposals Two or Four, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to approve the Forrester Research, Inc. Second Amended and Restated Employee Stock Purchase Plan (Proposal Two), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Three), and to approve the non-binding vote on our executive compensation (Proposal Four).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two, Three and Four) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;
•	delivering a written instrument to our Secretary revoking the proxy; or
•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 8, 2018

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available on our website at www.forrester.com/aboutus. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of March 5, 2018 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;
(ii)	each of the executive officers named below in the Summary Compensation Table;
(iii)	each member of our Board of Directors; and
(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of March 5, 2018 and shares underlying restricted stock units scheduled to vest within 60 days of March 5, 2018.

	Common Stock Beneficially Owned
		Shares
		Subject
		to Exercisable
		Options and
	Shares	Vesting	Percentage of
	Beneficially	Restricted	Outstanding
Name of Beneficial Owner	Owned	Stock Units	Shares
George F. Colony	7,764,198	—	43.0%
c/o Forrester Research, Inc.
60 Acorn Park Drive
Cambridge, MA 02140(1)

Wellington Management Group LLP	2,074,021	—	11.5%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210(2)

BlackRock, Inc.	1,331,814	—	7.4%
55 East 52nd Street
New York, NY 10022(3)

The Vanguard Group	966,642	—	5.4%
100 Vanguard Boulevard
Malvern, PA 19355(4)

Jean Birch	—	—	*
David Boyce	1,520	—	*
Neil Bradford	—	—	*
Tony Friscia	2,280	—	*
Robert Galford	19,848	24,000	*
George Hornig	5,439	—	*
Gretchen Teichgraeber	10,016	33,375	*
Yvonne Wassenaar	2,280	—	*
Mack Brothers	4,851	5,000	*
Cliff Condon	8,736	56,625	*
Michael Doyle	19,548	88,625	*
Kelley Hippler	4,472	22,500	*
Directors, named executive officers, and other executive officers as a group (17 persons)(1)	7,858,739	327,459	43.5%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)

Beneficial ownership as of December 29, 2017, as reported in a Schedule 13G filed with the SEC on February 8, 2018, stating that Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP each has shared voting power with respect to 1,642,055 shares and shared dispositive power with respect to 2,074,021 shares, and Wellington Management Company, LLP has shared voting power with respect to 1,632,525 shares and shared dispositive power with respect to 2,064,491 shares.

(3)

Beneficial ownership as of December 31, 2017, as reported in a Schedule 13G filed with the SEC on January 25, 2018, stating that BlackRock, Inc. has sole voting power with respect to 1,295,784 shares and sole dispositive power with respect to 1,331,814 shares.

(4)

Beneficial ownership as of December 31, 2017, as reported in a Schedule 13G filed with the SEC on February 8, 2018, stating that The Vanguard Group has sole voting power with respect to 19,279 shares, shared voting power with respect to 964 shares, sole dispositive power with respect to 946,899 shares and shared dispositive power with respect to 19,743 shares.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders. The Board has nominated Jean Birch, David Boyce, Neil Bradford, George Colony, Anthony Friscia, Robert Galford, Gretchen Teichgraeber and Yvonne Wassenaar to serve one-year terms that will expire at the 2019 Annual Meeting of Shareholders. These individuals all currently serve on our Board. Messrs. Boyce, Bradford and Friscia and Mmes. Birch and Wassenaar were first elected by the Board since the last Annual Meeting upon the recommendation of the Compensation and Nominating Committee.

One of our current directors, George Hornig, will be retiring from the Board effective May 8, 2018, and is not a nominee for election at the forthcoming annual meeting. Mr. Hornig has served as a distinguished member of the Board for 21 years. We gratefully acknowledge his dedicated service and numerous contributions to Forrester.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the nominees named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that each of the nominees will be able to serve, but if any of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that each of the nominees has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR ELECTION

Jean M. Birch, age 58, became a director of Forrester in February 2018.  Ms. Birch currently serves as the Chair of the Board of Papa Murphy’s Holdings, Inc., a position she has held since September of 2016. She joined the PMI board in April of 2015 and, from January through July of 2017, Ms. Birch served as interim President and CEO. Ms. Birch is the President and CEO of Birch Company, LLC., a small consulting practice, a position she has held since the company’s formation in 2007. Ms. Birch has previously served on the board of Darden Restaurants, Inc. from 2014-2016.  Additionally, she served on the board of Cosi, Inc. from 2013-2016. Prior to that, from 2009 through 2012, Ms. Birch served as President of IHOP Restaurants, Inc., a division of DineEquity, Inc.  We believe Ms. Birch’s qualifications to serve on our Board of Directors include her more than two decades of operating experience leading large consumer businesses and her experience as a public company board member.

David Boyce, age 50, became a director of Forrester in June 2017. Mr. Boyce is the Chief Strategy Officer and Chief Customer Officer of InsideSales.com, Inc., a software company offering a leading sales acceleration platform.  Prior to joining InsideSales.com, Mr. Boyce was the Chief Executive Officer and Chairman of Fundly, Inc., a crowdfunding site for online fundraising from 2010 to 2013.  Previously, Mr. Boyce was global VP of Strategy at Oracle from 2005 to 2010.  We believe Mr. Boyce’s qualifications to serve on our Board of Directors include his extensive experience as an operating executive at several software companies and his expertise in product, strategy and marketing.

Neil Bradford, age 45, became a director of Forrester in February 2018.  Mr. Bradford is the Chief Executive Officer of Financial Express, Ltd., an investment ratings and fund research agency based in the United Kingdom.  Prior to joining FE, Mr. Bradford was the Chief Executive Officer of Argus Media, a provider of price assessments, business intelligence and market data for the global energy and commodities markets. In 1997, Mr. Bradford co-founded Fletcher Research Limited, a UK-based technology research firm that was acquired by Forrester in 1999.  Mr. Bradford served in executive roles with Forrester until 2006. We believe Mr. Bradford’s qualifications to serve on our Board of Directors include his years of experience in the research and advisory business, having both founded and led companies in the industry, his prior experience as an executive officer of Forrester, and his perspective on European business as a UK citizen working for a firm headquartered in London.

George F. Colony, age 64, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his extensive experience in the research industry, including more than 30 years as our chief executive officer, and his significant ownership stake in the Company.

Anthony Friscia, age 62, became a director of Forrester in June 2017. Mr. Friscia is currently an independent business consultant. From 2014 to 2016, Mr. Friscia was the President and Chief Executive Officer of Eduventures, Inc., a research and advisory firm that provides proprietary research and strategic advice to higher education leaders. Previously, from 2011 to 2014, Mr. Friscia served as a consultant and special advisor to the President of the New School, a private university in New York City.  In 1986, Mr. Friscia founded AMR Research, a provider of research and advice on global supply chain and enterprise technology to operations and IT executives, and served as its President and Chief Executive Officer until 2009.  We believe Mr. Friscia’s qualifications to serve on our Board of Directors include his extensive experience in business leadership and providing strategic advice to senior leaders.

Robert M. Galford, age 65, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 64, became a director of Forrester in December 2005. Ms. Teichgraeber is the chair of the board of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media.

Yvonne Wassenaar, age 49, became a director of Forrester in June 2017. Ms. Wassenaar is the Chief Executive Officer of Airware, an enterprise drone solutions company. From 2014 to 2017, Ms. Wassenaar was with New Relic, Inc., a cloud-based SaaS company, most recently as Chief Information Officer.  Prior to joining New Relic, Ms. Wassenaar held senior positions at VMware, Inc. from 2010 to 2014.  We believe Ms. Wassenaar’s qualifications to serve on our Board of Directors include her thought leadership in the areas of cloud computing, big data analytics and business digitization and her extensive experience in senior leadership positions at technology companies.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock-based awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock-based awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held five meetings during fiscal 2017. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, attended the 2017 annual meeting of stockholders, as did Mr. Galford. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Tony Friscia, and Yvonne Wassenaar, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2017. The responsibilities of our Audit Committee and its activities during fiscal 2017 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, David Boyce, and Gretchen G. Teichgraeber. The Compensation and Nominating Committee held four meetings during fiscal 2017. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 43% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities.

In 2017, the Board of Directors selected Robert Galford to act as lead independent director.  In this role, Mr. Galford presides at executive sessions of the independent directors and will bear such further responsibilities as the Board as a whole may designate from time to time.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, cybersecurity, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, and for our chief sales officer, sales commissions, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award restricted stock units vesting over four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we cap our bonus at 1.95 times target company performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our executive bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level. We also believe that our Executive Severance Plan adopted in 2014 and described in detail below, which provides severance compensation in the event of involuntary termination of employment without cause and in connection with a change in control, promotes stability and continuity of operations.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. In accordance with our by-laws, the 2019 Annual Meeting will be held on May 14, 2019.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2017 Business Results

In 2017, we made further progress on our strategic shift to capitalize on the opportunity presented by the Age of the Customer. Although the Company slightly missed its sales plan for the year, it exceeded or met its revenue, pro forma operating margin and pro forma earnings per share guidance for the year, with revenues increasing by 4% to $337.7 million.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of the current cash compensation opportunity for our executive officers is achieved through our Amended and Restated Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”). As described in more detail below, payments under the plan are based on company financial performance metrics (for 2017, booked sales accounts or “bookings” and adjusted operating profit). By design, our plan pays more when we perform well and less, or nothing, when we do not. As discussed below, our Compensation and Nominating Committee (the “Committee”) further strengthened the performance focus of the Executive Cash Incentive Plan in 2017 by providing for a reduced level of compensation if performance were to meet or fall short of targeted levels, and additional compensation for performance above targeted levels

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, principally in the form of restricted stock units (RSUs). In 2017, all RSUs granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term shareholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2017 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 43% of our common stock.

Compensation Program Changes in 2017

Base Salary and Short-Term Cash Incentive Compensation.    Based on a review of market data, and taking into account the contributions of the named executive officers and our financial performance in 2016, during its annual executive compensation review the Committee increased the base salaries of our named executive officers eligible for compensation adjustments in 2017 by an average of approximately 1% over 2016, while increasing the target cash incentive bonus amount of these named executive officers by an average of 1.8% over 2016, as discussed further below.  The Committee also decided to delay the effectiveness of the base salary adjustments until July 1, 2017, while in recent past years annual adjustments have generally taken effect as of January 1 of the applicable year.

Executive Cash Incentive Plan.   In 2017, while the Committee approved the same performance matrix for purposes of both the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan, the Committee decided to place a stronger emphasis on exceeding, rather than just meeting, the target metrics for the executive team. Accordingly, the Committee approved different percentage payouts at various performance levels for the Executive Cash Incentive Plan than the Forrester Employee Bonus Plan, with executive officers achieving less compensation if 2017 performance were to meet or fall short of the targeted levels, and additional compensation for performance above the targeted levels.

Say on Pay Stockholder Vote.    As we have done each year since 2011, in 2017 we submitted our executive compensation program to an advisory vote of our stockholders and, consistent with the results of our previous say on pay votes, it received the support of 99% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered this feedback when setting our executive cash compensation program and granting equity awards to executives in 2017, and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;
•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;
•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of RSUs; and
•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;
•	reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;
•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;
•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;
•	assesses relevant market data; and
•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee did not engage an independent compensation consultant in 2017 for its general executive compensation analysis because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements.  The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2017, the Committee primarily considered data from the Radford Global High Technology Survey and Salary.com’s IPAS Global High Technology Survey, which included companies with annual revenues from $200 million to $500 million, as well as comparable companies in the geographies applicable to our executives. For each of the Company’s executive officers, the data the Committee reviewed included comparative market percentiles for base salary and total annual cash compensation opportunity (or “on-target earnings”). The Committee determined that the base salaries and on-target earnings of the named executive officers, other than Mr. Colony, were generally at or substantially near the 50th percentile of the comparative market data and, accordingly, made its decisions regarding 2017 executive compensation with the goal of maintaining that status.

Since Mr. Colony owns such a substantial percentage of our common stock, the Committee generally does not deem the available market data on chief executive officer compensation as comparable and does not place substantial weight on that data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;
•	short-term cash incentive compensation;
•	long-term equity incentive compensation, principally in the form of RSUs;
•	severance and change-of-control benefits; and
•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives.  In reviewing and setting the compensation of each executive officer, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2017, as illustrated below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 37.2% of total target compensation for these individuals, while the base salary for Mr. Colony represented 50% of his total target compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant equity-based awards to him, resulting in a higher ratio of base salary to total target compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In July 2017, taking into account the market data discussed above, the respective tenures, experience and performance of the named executive officers and our financial performance in 2016, the Committee decided to increase the base salaries of Mack Brothers, our Chief Consulting Officer, Cliff Condon, our Chief Research and Product Officer, and Michael Doyle, our Chief Financial Officer, by an average of 1.2% over 2016, with such changes effective as of July 1, 2017.  Upon Kelley Hippler’s appointment as Chief Sales Officer, the Committee set Ms. Hippler’s base salary at $300,000 on an annualized basis as of July 1, 2017.  The Committee elected not to increase Mr. Colony’s 2017 base salary or other compensation from their 2016 levels, in part due to the Company’s failure to meet its bookings targets in 2016.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award;
•	the Company’s financial performance; and
•	if applicable, the named executive officer’s individual and/or team performance.

Effective January 1, 2017, as part of its executive compensation reviews, the Committee increased the target cash incentive bonus amounts for each of Messrs. Brothers, Condon and Doyle by an average of approximately 2.4%, taking into account the Company’s financial performance in 2016, the market data discussed above, and the respective tenures, experience and performance of our named executive officers.  After giving effect to these increases, the average annual target cash incentive bonus amount for our named executive officers, other than Ms. Hippler, was approximately 69.5% of that person’s base salary. Ms. Hippler’s annualized 2017 target cash incentive bonus amount under our Executive Cash Incentive Plan was $100,000, or 33.3% of her base salary, because as Chief Sales Officer, a significant portion of her target cash incentive amount was tied to sales commissions. Ms. Hippler’s annualized 2017 commission-based target cash incentive amount was set at $200,000, or 66.7% of her base salary.

For purposes of the Executive Cash Incentive Plan, the financial performance of our Company for 2017 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit, the same measures used by the Committee in connection with the Executive Cash Incentive Plan in 2016. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our pro forma operating profit excludes amortization of acquisition-related intangible assets, reorganization costs, costs associated with acquisition activities, stock-based compensation and net gains or losses from investments. The Committee may also adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders.

The Executive Cash Incentive Plan was structured as follows in 2017:

•

A matrix for 2017 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2017 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s recent levels of bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The minimum, target and maximum levels of bookings and operating profit under the Executive Cash Incentive Plan approved by the Committee were as follows (all dollars in thousands):

		Operating
	Bookings	Profit
Minimum	$309,528	$29,515
Target	$343,920	$36,894
Maximum	$378,312	$44,273
•	If the Company’s target bookings and operating profit were both exactly achieved, the Executive Cash Incentive Plan allowed for the payment of 95% of a named executive officer’s target award.
•	If both bookings and operating profit were above the minimum thresholds but neither exceeded the target, the bonus payout would be between 0% and 95% of the target award.
•	If both bookings and operating profit were above the minimum thresholds but only operating profit exceeded the target, the bonus payout would be between 65% and 100% of the target award.
•	If both bookings and operating profit were above the minimum thresholds but only bookings exceeded the target, the bonus payout would be between 40% and 125% of the target award.
•	If both of the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 195% of a named executive officer’s target award.

The Company’s actual bookings and operating profit for 2017 were $340.7 million and $37.1 million, respectively, resulting in 85% of each named executive officer’s target award being payable, as is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”  This illustrates the pay for performance structure of the compensation awarded to our named executive officers, as our 2017 operating profit exceeded our target level and our 2017 bookings were approximately 99% of our target level.  As a result of Ms. Hippler’s mid-year promotion to Chief Sales Officer, her annual target was pro-rated as of July 1, 2017, resulting in a $42,500 payout under the Executive Cash Incentive Plan. In addition, the total cash incentive plan compensation paid to Ms. Hippler for 2017 included commissions of $79,896, or 80% of her pro-rated targeted commissions for 2017.

As a non-executive employee of the Company through July 6, 2017, Ms. Hippler also participated in the Forrester Employee Bonus Plan with respect to the first half of 2017.  Payouts under the Forrester Employee Bonus Plan are made annually in arrears and are based on the employee’s target award, as modified by performance against individual goals.  Under the Forrester Employee Bonus Plan, a specified percentage of each employee’s target award is also conditioned upon the Company’s achievement of annual bookings and operating profit goals derived from the Company’s 2017 operating plan that was used to create the annual matrix for the Executive Cash Incentive Plan, as described above.  Based on Company and individual performance relative to the applicable goals, in 2017 Ms. Hippler received $37,898 under the Forrester Employee Bonus Plan, or 101% of her target cash incentive bonus payment.

Long-term Equity Incentive Compensation.    Our equity awards to executive officers historically have consisted of stock options and RSUs granted under our equity incentive plan. Beginning in 2016, the Committee revised the Company’s stock-based compensation program for executive officers to consist solely of RSUs, with the number of RSUs awarded to be calculated with reference to a specific compensation value divided by the share price of our common stock on the award date.

All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that time-based equity-based awards serve to encourage retention while further aligning the interests of executives and stockholders, as the awards have value only if the recipient continues to provide service to the Company through the vesting date, and, while the RSUs have immediate compensatory value to recipient upon vesting, increases in our share price provide significant additional compensatory value to the recipient, and decreases in the share price reduce the original compensation value of the award. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2017, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and improvement in the Company’s operating margin. On July 24, 2017, the Committee reviewed and approved the grant of 9,014 time-based RSUs to each of Messrs. Brothers, Condon and Doyle, effective August 1, 2017, as part of a grant of equity-based compensation to key employees across the Company. The Committee determined that the RSUs would vest 25% annually over four years. Also effective August 1, 2017, pursuant to our promotion offer letter dated July 11, 2017 with Ms. Hippler that was approved by the Committee, Ms. Hippler received an award of 8,413 time-based RSUs that would vest 25% annually over four years.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2017.

Severance and Change in Control Agreements.    Effective May 15, 2014, we adopted the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), applicable to all of our executive officers, including the named executive officers. Similar to plans maintained by many other companies, our Severance Plan provides for payments and benefits to our executive officers upon a qualifying termination of employment, including in connection with a change in control. Further detail on the Severance Plan is contained below under the heading “Severance and Change-of-Control Benefits.” We believe that the Severance Plan functions as a retention tool for our executive officers to remain with the Company and enable the executive officers to focus on the continuing business operations and, as applicable, the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. We believe this results in stability and continuity of operations.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan as is applicable for all participating employees and to participate in our employee stock purchase plan, pursuant to which participants may elect to purchase shares of our stock on a semi-annual basis at a 15% discount based on the lower of the price of our stock at the beginning and end of each period. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

Stock Retention Guidelines

In April 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer during any fiscal year. Under the rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit.

The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation previously structured with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1,000,000 to our named executive officers, including our chief financial officer, generally will not be deductible.

Compensation amounts paid to our executive officers have largely been below this threshold.  Accordingly, in many cases the Committee has not structured compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m) and the Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

David Boyce

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2017. We refer to these officers as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)
George F. Colony	2017	400,000	—	—	—	340,000	12,852	752,852
Chairman of the Board and	2016	400,000	—	—	—	360,000	12,702	772,702
Chief Executive Officer	2015	375,000	—	—	—	337,500	12,702	725,202

Mack Brothers(4)	2017	326,500	—	358,036	—	172,125	9,756	866,417
Chief Consulting Officer	2016	216,667	25,000	435,672	124,972	120,000	6,469	928,779

Cliff Condon	2017	382,500	—	358,036	—	189,125	9,756	939,417
Chief Research and Product	2016	380,000	—	372,780	—	198,000	9,606	960,386
Officer	2015	331,023	—	380,525	134,980	147,000	9,536	1,003,064

Michael A. Doyle	2017	382,500	—	358,036	—	189,125	12,852	942,513
Chief Financial Officer and	2016	380,000	—	358,455	—	198,000	12,702	949,157
Treasurer	2015	370,000	—	236,025	134,980	180,000	11,046	932,051

Kelley Hippler(5)	2017	261,346	—	334,164	—	160,295	4,548	760,353
Chief Sales Officer

(1)	Amount represents a one-time bonus for Mr. Brothers in connection with his hiring as Chief Consulting Officer.
(2)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2017 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether the options or restricted stock units actually vest.

(3)

2017 amounts include the following amounts of Company matching contributions under our 401(k) plan: Mr. Colony, $8,100; Mr. Brothers, $8,100; Mr. Condon, $8,100; Mr. Doyle, $8,100; and Ms. Hippler, $3,703.  Other amounts consist of group term life insurance premiums and miscellaneous other items.

(4)	Mr. Brothers became our Chief Consulting Officer on May 2, 2016.
(5)	Ms. Hippler became our Chief Sales Officer on July 7, 2017.

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2017.

									Grant
									Date
							All Other		Fair
						All Other	Option	Exercise	Value of
			Estimated Possible Payouts Under			Stock	Awards:	or Base	Stock
			Non-Equity Incentive Plan			Awards:	Number of	Price of	and
		Committee	Awards(1)			Number of	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	Stock (#)	Options (#)	($/Sh)	($)(2)
George F. Colony	—	—	160,000	400,000	780,000	—	—	—	—

Mack Brothers	—	—	82,000	205,000	399,750	—	—	—	—
	08/01/17	07/24/17	—	—	—	9,014	—	—	358,036

Cliff Condon	—	—	90,000	225,000	438,750	—	—	—	—
	08/01/17	07/24/17	—	—	—	9,014	—	—	358,036

Michael A. Doyle	—	—	90,000	225,000	438,750	—	—	—	—
	08/01/17	07/24/17	—	—	—	9,014	—	—	358,036

Kelley Hippler	—	—	20,000	187,500	N/A	—	—	—	—
	08/01/17	07/11/17	—	—	—	8,413	—	—	334,164

(1)

Except with respect to Ms. Hippler, consists of awards under our Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears. Our Executive Cash Incentive Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above. As a result of her mid-year promotion, Ms. Hippler’s “Target” amount includes the target amount she was eligible to receive under our Forrester Employee Bonus Plan of $37,500, the target amount she was eligible to receive under our Executive Cash Incentive Plan of $50,000, and target sales commissions of $100,000. Ms. Hippler’s threshold amount reflects the fact that her payout under the Forrester Employee Bonus Plan could be increased by as much as 50% or reduced to as little as zero, depending on the achievement of specific individual goals. Without giving effect to any upward or downward adjustment for individual performance, the threshold, target and maximum possible payouts under the Forrester Employee Bonus Plan for Ms. Hippler were $9,375, $37,500 and $65,625, respectively. There is no cap on Ms. Hippler’s “Maximum” amount because there is no cap on possible commission payments.

(2)

Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2017 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2017.

	Option Awards				Stock Awards
						Equity Incentive
						Plan
					Equity Incentive	Awards: Market or
	Number of	Number of			Plan	Payout Value of
	Securities	Securities			Awards: Number of	Unearned Shares,
	Underlying	Underlying			Unearned Shares,	Units
	Unexercised	Unexercised	Option		Units or Other	or Other
	Options	Options	Exercise	Option	Rights That	Rights That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
George F. Colony	—	—	—	—	—	—

Mack Brothers	—	—	—	—	5,250(2)	232,050
	—	—	—	—	9,014(3)	398,419
	5,000	15,000(4)	36.83	5/31/2026	—	—

Cliff Condon	—	—	—	—	1,458(5)	64,444
	—	—	—	—	3,750(6)	165,750
	—	—	—	—	2,500(7)	110,500
	—	—	—	—	7,241(8)	320,052
	—	—	—	—	9,014(3)	398,419
	3,000	—	29.86	3/31/2020	—	—
	3,000	—	33.03	6/30/2021	—	—
	7,500	—	33.81	5/13/2022	—	—
	8,750	—	36.18	6/2/2023	—	—
	10,000	—	36.84	9/30/2023	—	—
	13,125	4,375(9)	38.43	7/31/2024	—	—
	11,250	11,250(10)	33.16	8/2/2025	—	—

Michael A. Doyle	—	—	—	—	1,875(5)	82,875
	—	—	—	—	3,750(6)	165,750
	—	—	—	—	6,963(8)	307,765
	—	—	—	—	9,014(3)	398,419
	14,000	—	29.86	3/31/2020	—	—
	14,000	—	33.03	6/30/2021	—	—
	15,000	—	33.81	5/13/2022	—	—
	17,500	—	36.18	6/2/2023	—	—
	16,875	5,625(9)	38.43	7/31/2024	—	—
	11,250	11,250(10)	33.16	8/2/2025	—	—

Kelley Hippler	—	—	—	—	8,413(3)	371,855
	3,000	—	25.25	6/30/2019	—	—
	3,125	—	29.86	3/31/2020	—	—
	2,500	—	33.03	6/30/2021	—	—

(1)	The market value was calculated based on $44.20, the closing price per share of our common stock on December 29, 2017.
(2)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of June 1, 2018, June 1, 2019 and June 1, 2020.
(3)	Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of August 1, 2018, August 1, 2019, August 1, 2020 and August 1, 2021.
(4)	Stock options become exercisable as to 5,000 shares on June 1, 2018, 5,000 shares on June 1, 2019 and 5,000 shares on June 1, 2020.
(5)	Consists of time-based restricted stock units that vest on August 1, 2018.
(6)	Consists of time-based restricted stock units that vest as to 50% of the shares subject to the award on each of August 3, 2018 and August 3, 2019.
(7)	Consists of time-based restricted stock units that vest as to 50% of the shares subject to the award on each of September 1, 2018 and September 1, 2019.
(8)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of August 1, 2018, August 1, 2019 and August 1, 2020.
(9)	Stock options become exercisable on August 1, 2018.
(10)	Stock options become exercisable as to 5,625 shares on August 3, 2018 and 5,625 shares on August 3, 2019.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2017

The following table sets forth information for the named executive officers regarding the value realized during 2017 by the executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of
	Acquired	Realized	Shares	Value
	on Exercise	on Exercise	Acquired on	Realized
Name	(#)	($)	Vesting (#)	on Vesting ($)
George F. Colony	—	—	—	—
Mack Brothers	—	—	7,180	283,251
Cliff Condon	—	—	7,726	316,715
Michael A. Doyle	25,000	451,791	7,529	308,020
Kelley Hippler	—	—	729	28,577

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

Effective May 15, 2014, our Board of Directors adopted and approved the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), which is applicable to all of the Company’s executive officers, including the named executive officers. The Severance Plan provides for the payment of severance and other benefits to each executive officer in the event of a termination of employment with the Company without cause and also, in the case of a change in control, by an executive officer for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of claims against the Company, in addition to any accrued obligations such as unpaid base salary, vacation and earned bonuses, the Severance Plan provides for the following severance payments and benefits:

•	In the event of a Qualifying Termination other than following a change in control:
•	continued payment of the executive officer’s base salary in installments for one year, and in the case of Mr. Colony (or any successor CEO), for 18 months, after the Qualifying Termination;
•

payment in a lump sum of an amount equal to the lesser of the executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or for such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, payment in a lump sum of an amount equal to one and one-half times the lesser of the chief executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions earned by the chief executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash during the 12-month period following a Qualifying Termination for executive officers other than the chief executive officer, and during the 18-month period following a Qualifying Termination for the chief executive officer, of an amount equal to the Company’s portion of the cost for medical and dental coverage under applicable Company plans; and

•	6 months of outplacement assistance, subject to extension for an additional 6 months upon request of the executive officer and at the discretion of the Company.

•	In the event of a Qualifying Termination during the 18-month period following a change in control (as defined in the Severance Plan):
•	payment in a lump sum of the executive officer’s annual base salary, and in the case of the chief executive officer, two times annual base salary;
•

payment in a lump sum of an amount equal to the excess, if any, of (x) the executive officer’s annual target bonus amount and/or annual target sales commission amount pro-rated as of the Qualifying Termination, over (y) the amount paid or payable for the actual bonus and/or sales commissions earned through the Qualifying Termination;

•

payment of the higher of the executive officer’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, the higher of two times his or her (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the chief executive officer under applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash in a lump sum of an amount equal to 12 months for executive officers other than the chief executive officer, and 24 months for the chief executive officer, of the Company’s portion of the cost for medical and dental coverage under applicable Company plans;

•	12 months of outplacement assistance; and
•

without limiting an executive officer’s rights under any equity plans or agreements, accelerated vesting of, or cancellation and payment of merger consideration for (net of exercise price, if any), all unvested equity and equity-based awards, with performance-based awards, if any, vesting at target level of performance.

The Severance Plan shall also reimburse each executive officer whose termination of employment results from a change of control all reasonable legal fees and expenses incurred to obtain or enforce rights or benefits under the Severance Plan if the executive officer prevails in substantial part on the material issues of the proceeding.

The Severance Plan does not provide for a gross-up payment to any of the executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the severance payments and benefits described above, and any other parachute payments, would, if paid, be subject to the Excise Tax, then the severance payments and benefits under the Severance Plan will be reduced to the extent necessary so that no portion of the payments or benefits under the Severance Plan are subject to the Excise Tax, provided that there shall be no such reduction if the net amount of the payments received by the executive officer after giving effect to all applicable taxes is greater than the net amount of the payments received by the executive officer after giving effect to the reduction.

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. The Severance Plan provides that there will be no duplication of benefits between the Severance Plan and Mr. Doyle’s employment offer letter. We have not entered into agreements providing for severance benefits with any of the other named executive officers.  Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of the options or restricted stock units in connection with the change of control.

The following table provides the details of payments that would have been paid to, or value that would have been received by, the named executive officers in connection with either a change of control, a termination of employment without cause or for good reason in connection with a change of control, or a termination of employment without cause in the absence of a change of control, in each case effective as of December 31, 2017.

			Annual	Payment in		Value of
		Salary	Incentive	Lieu of	Outplacement	Accelerated
		Continuation	Compensation	Medical and	Assistance	Unvested	Total
Name	Event (1)	($)	($)	Dental ($)	($)(2)	Equity ($)(3)	($)
George F. Colony	Change in Control	—	—	—	—	—	—

	Termination Upon
	Change in Control	800,000	860,000	37,198	20,000	—	1,717,198

	Not for Cause
	Termination	600,000	523,125	27,899	10,000	—	1,161,024

Mack Brothers	Change in Control	—	—	—	—	741,019	741,019

	Termination Upon
	Change in Control	328,000	237,875	16,567	20,000	741,019	1,343,461

	Not for Cause
	Termination	328,000	60,000	16,567	10,000	—	414,567

Cliff Condon	Change in Control	—	—	—	—	1,208,609	1,208,609

	Termination Upon
	Change in Control	385,000	260,875	11,511	20,000	1,208,609	1,885,995

	Not for Cause
	Termination	385,000	172,500	11,511	10,000	—	579,011

Michael A. Doyle	Change in Control	—	—	—	—	1,111,465	1,111,465

	Termination Upon
	Change in Control	385,000	260,875	11,511	20,000	1,111,465	1,788,851

	Not for Cause
	Termination	385,000	189,000	11,511	10,000	—	595,511

Kelley Hippler	Change in Control	—	—	—	—	371,855	371,855

	Termination Upon
	Change in Control	300,000	327,205	18,599	20,000	371,855	1,037,659

	Not for Cause
	Termination	300,000	5,473	18,599	10,000	—	334,072

(1)

None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer dies, becomes disabled, voluntarily terminates his or her employment with Forrester without “Good Reason” or if that named executive officer is terminated by Forrester for cause.

(2)	Estimated cost of 12 months of outplacement service in the event of a change in control and 6 months of outplacement service in the event of termination without a change in control.
(3)

Calculated using $44.20, the closing price per share of our common stock on December 29, 2017. In the case of unvested options, calculated using the difference between $44.20 and the exercise price of the applicable option, multiplied by the number of unvested shares. In the case of unvested restricted stock units (RSUs), calculated using $44.20 multiplied by the number of shares underlying such unvested RSU.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2017

The following table shows the compensation that we paid during the year ended December 31, 2017 to each of our directors, other than Mr. Colony, who was not paid additional compensation for his service as a director and whose compensation is reflected in “Executive Compensation” above.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)
Dave Boyce	25,000	117,665	142,665
Henk W. Broeders	15,000	117,665	132,665
Tony Friscia	25,000	117,665	142,665
Robert M. Galford	42,500	117,665	160,165
George R. Hornig	39,750	117,665	157,415
Gretchen G. Teichgraeber	32,500	117,665	150,165
Yvonne Wassenaar	25,000	117,665	142,665
Michael H. Welles	17,500	117,665	135,165

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2017. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.

(2)	On June 1, 2017, each of the directors, other than Mr. Colony, received 3,041 restricted stock units.
(3)	At December 31, 2017, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Name	Options	RSUs
Dave Boyce	—	1,521
Henk W. Broeders	—	—
Tony Friscia	—	1,521
Robert M. Galford	24,000	6,891
George R. Hornig	—	6,891
Gretchen G. Teichgraeber	33,375	6,891
Yvonne Wassenaar	—	1,521
Michael H. Welles	—	—

Our non-employee directors receive an annual retainer of $30,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of the Audit Committee receiving an additional $8,000 per year and the Chairman of the Compensation and Nominating Committee receiving an additional $5,000 per year. Our lead independent director receives an additional $10,000 annual retainer.  Each of these annual fees is payable quarterly in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

The Compensation and Nominating Committee of the Board of Directors has the authority under the Forrester Research, Inc. Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. On June 1, 2017, our eight non-employee directors at that time each received 3,041 restricted stock units, which equals the number of whole shares calculated by dividing $120,000 by $39.45, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal quarterly installments over a one-year period. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

Options granted to our non-employee directors prior to our 2012 annual meeting and currently outstanding were made pursuant to our 2006 Stock Option Plan for Directors, as amended.

CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company. We identified our median employee using our total employee population as of October 1, 2017 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used cash compensation (base salary plus bonuses and commissions) paid in the nine months ending September 30, 2017. We used cash compensation as our consistently applied compensation measure as we believe that this measure provides a reasonably accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historical and forecasted rates as well as other factors.  We did not use any other material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s 2017 compensation was $113,480. Our Chief Executive Officer’s total 2017 compensation was $752,852, as reported in the Summary Compensation Table. Accordingly, our 2017 CEO to Median Employee Pay Ratio was               6.6 to 1.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman) and Friscia and Ms. Wassenaar. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”), and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2017 with Forrester’s management and with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Forrester’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in Forrester’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Forrester’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

George R. Hornig, Chairman

Tony Friscia

Yvonne Wassenaar

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2017, except for one report filed approximately two and half months late for Cliff Condon, our Chief Research and Product Officer, with respect to the sale of shares of our common stock, and a report filed for each of directors Robert Galford, George Hornig and Gretchen Teichgraeber with respect to the grant of stock options in 2011. On February 8, 2018, Wellington Management Group LLP filed an amendment to its previously filed Schedule 13G disclosing that its beneficial ownership as of December 29, 2017 had changed from its beneficial ownership as of December 30, 2016, though it remained in excess of 10%. Wellington Management Group LLP has not made any filing on Form 4 with respect to this change in beneficial ownership.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

The daughter of one of our executive officers is a non-officer employee of the Company within our sales organization.  The Company reviewed this arrangement with the Audit Committee of the Board of Directors, noting that the compensation of the employee is within comparable market ranges for similar positions, and the Audit Committee approved this relationship.

PROPOSAL TWO:

APPROVAL OF THE SECOND AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

In 1996, we adopted an Employee Stock Purchase Plan (the “Purchase Plan”) to provide a method by which our eligible employees may use voluntary, systematic payroll deductions to purchase shares of our common stock and thus acquire an interest in the future of our company. A total of 400,000 shares of common stock were initially available for purchase under the Purchase Plan. In 2002, our stockholders approved adding an additional 500,000 shares available for purchase under the Purchase Plan, and in 2009 they approved adding an additional 600,000 shares. As of the record date, approximately 1,406,790 shares of common stock had been purchased under the Purchase Plan, and approximately 93,210 shares remained available for purchase.

On March 23, 2018, our Board of Directors voted, subject to approval by our stockholders, to further amend and restate the Purchase Plan in order to (a) increase the number of shares of common stock available for purchase under the plan by 400,000 shares, and (b) make some other minor amendments to the plan. Our Board of Directors believes that the Purchase Plan, as so amended, will allow us to attract and retain talented professionals and help align our employees’ incentives with the objective of enhancing stockholder value.

The following summarizes the key features of the Purchase Plan.

Administration

The Board of Directors, acting through our authorized officers, administers the Purchase Plan. The Board of Directors has properly delegated its authority to administer the Purchase Plan to the Compensation and Nominating Committee of the Board of Directors.

Eligible Employees

Each employee whose customary employment is more than 20 hours per week is eligible to participate in the Purchase Plan. The number of employees participating in the Purchase Plan as of the record date was approximately 271.

Maximum Number of Shares

Currently, up to 93,210 shares of our common stock remain available for purchase under the Purchase Plan. Our Board of Directors approved and recommends that the stockholders approve an increase of an additional 400,000 shares of our common stock available for purchase under the Purchase Plan. The number of shares available for purchase under the Purchase Plan is subject to adjustments for stock splits, stock dividends, recapitalizations, mergers, consolidations, or other changes in our common stock.

Method of Participation

An eligible employee may elect to participate in the Purchase Plan by executing and providing to us a payroll deduction authorization form at least 15 days prior to the first day of any six-month period in which eligible employees are granted options (as defined below) under the Purchase Plan. We refer to this six-month period as the “option period.” Such eligible employee then becomes a “participant” on the first day of the option period and remains a participant until his or her participation is terminated as provided in the Purchase Plan.

By completing a payroll deduction authorization form, each participant designates a whole percentage of compensation to be withheld. The maximum amount that may be withheld per option period is $10,000, and the percentage withheld must not be less than 2% or more than 10% of compensation. During an option period and upon written notice, a participant may decrease (but not increase) the percentage — by whole percentage points — of compensation withheld. We maintain a withholding account reflecting each participant’s payroll deductions during an option period.

At the beginning of each option period, a participant is granted the right to purchase shares of our common stock under the Purchase Plan. We refer to this right as an “option.” On the last day of the option period, the option is deemed to be exercised for the number of whole shares equal to the quotient obtained by dividing the balance in the participant’s withholding account by the purchase price of our common stock. The Purchase Plan provides for a purchase price of our common stock equal to the lesser of (a) 85% of the fair market value of our common stock on the date of purchase (which is the last business day of the applicable option period) or (b) 85% of the fair market value on the first day of the applicable option period. The Purchase Plan defines fair market value as the closing price of our common stock on the relevant day. As soon as practicable after the end of an option period, we issue the shares purchased under the stock purchase plan.

Holding Period

Any shares of our common stock issued under the Purchase Plan to a participant pursuant to the exercise of an option may not be sold or otherwise transferred or encumbered for one year after the exercise date of the applicable option.

Cancellation, Withdrawal, and Termination

A participant who holds an option may cancel it at any time by written notice not less than two business days prior to the end of the applicable option period. A participant may also terminate a payroll deduction at any time by written notice. Upon any such cancellation or termination, the participant’s withholding account balance will be returned to the participant, without interest. Once a participant cancels or terminates participation, he or she must wait until a subsequent option period to rejoin the Purchase Plan.

An eligible employee will cease to be a participant upon termination of employment for any reason, and any option held by such participant under the Purchase Plan will be deemed cancelled. We will return the balance of the withholding account to the participant, who will have no further rights under the Purchase Plan.

The Board of Directors may terminate or suspend the Purchase Plan at any time.

New Plan Benefits Under the Purchase Plan

Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan. During the fiscal year ended December 31, 2017, the following persons or groups purchased shares of common stock under the Purchase Plan as follows:

		Weighted Average
Name and Position	Number of Shares	Purchase Price ($)

George F. Colony
Chief Executive Officer	0
Mack Brothers
Chief Consulting Officer	0
Cliff Condon
Chief Research and Product Officer	0
Michael A. Doyle
Chief Financial Officer	0
Kelley Hippler
Chief Sales Officer	0
All current executive officers as a group (9 persons)	289	$31.46
All current non-employee directors as a group	0
All employees, including all current officers who are not executive officers, as a group	49,892	$31.38

Federal Income Tax Aspects of the Purchase Plan

The Purchase Plan is intended to qualify as an “employee stock purchase plan” or ESPP under Section 423 of the Internal Revenue Code. The following summary of certain federal income tax consequences assumes that the Purchase Plan so qualifies. The summary does not purport to be complete and, among other things, does not discuss the income tax laws of any municipality, state, or foreign country.

No taxable income results when a Purchase Plan participant is granted or exercises an option. If the participant disposes of the shares acquired upon exercise more than two years after the date of grant of the option and more than one year after exercise, or dies at any time while holding the shares, the disposition will result in ordinary income equal to the lesser of (i) 15% of the fair market value of the stock at the time the option was granted, or (ii) the excess, if any, of the fair market value of the stock at the time of disposition or death over the exercise price. We will not be entitled to a deduction for this ordinary income amount. A participant who disposes of the shares during the one-year or two-year holding periods described above will have ordinary income in the year of the disposition equal to the excess of the fair market value of the stock at the time the option was exercised over the exercise price, and a corresponding deduction will be available to us. Any additional gain, or any loss, recognized by the participant in connection with the disposition will be taxable as a capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares.

Market Value of Our Common Stock

The closing price of our common stock, as reported on the Nasdaq Global Select Market on March 26, 2018, was $42.00 per share.

Recommendation and Vote

Our Board of Directors believes that the increase in the number of shares available under the Purchase Plan, and the other minor modifications in the Purchase Plan, will promote the interests of the stockholders and enable us to attract, retain and compensate employees.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2017. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2018 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2017. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2018 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP (“PwC”) and its affiliates for fiscal 2017 and fiscal 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$1,105,261	$1,090,400
Audit-Related Fees(2)	45,000	46,000
Tax Fees(3)	92,629	164,888
All Other Fees(4)	1,800	1,800
Total Fees	$1,244,690	$1,303,088

(1)

Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.
(4)	All other fees include licenses to web-based accounting and finance reference materials.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL FOUR:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards, severance and change of control benefits, and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.
•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.
•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•

We require that minimum threshold performance targets be achieved before any bonuses under our executive cash incentive plan are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.
•

We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year vesting criteria, and require that the executive remain employed through the vesting date to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2019 must be received by November 27, 2018 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2019 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 8, 2019 and February 7, 2019. If the stockholder does not notify us by February 7, 2019, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

Exhibit A

FORRESTER RESEARCH, INC.

SECOND AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The purpose of this Forrester Research, Inc. Second Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide employees of Forrester Research, Inc. ("Forrester") and its participating subsidiaries (as defined in Section 19) (such subsidiaries, together with Forrester, are hereinafter referred to as the "Company") who wish to become shareholders of Forrester an opportunity to purchase shares of the Common Stock of Forrester (the "Stock"). The Plan is an amendment and restatement of the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan, effective March 27, 2009, as subsequently amended effective October 25, 2011, which was an amendment and restatement of the Forrester Research, Inc. 1996 Employee Stock Purchase Plan, as subsequently amended effective January 29, 2002.  The Plan, subject to shareholder approval as described in Section 22, shall be effective on March 23, 2018, the date it was adopted by the Board of Directors of Forrester.

The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2.  STOCK SUBJECT TO THE PLAN

The maximum aggregate number of shares of Stock available under the Plan (subject to adjustment as provided in Section 10) for issuance pursuant to the exercise of options ("Options") granted under the Plan to employees of the Company ("Employees") who meet the eligibility requirements set forth in Section 3 hereof ("Eligible Employees") shall be (a) 400,000 shares, plus (b) 93,210 shares, which was the aggregate number of shares remaining issuable under the Plan as of March 23, 2018. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or previously issued shares reacquired by Forrester and held in treasury, as Forrester's Board of Directors (the "Board of Directors") may determine.

SECTION 3. ELIGIBLE EMPLOYEES

Except as otherwise provided below, each Employee who is employed by the Company on a regular basis (and not a temporary basis) for the Company for at least 20 hours per week shall be eligible to participate in the Plan (each, an “Eligible Employee”).

Any Employee who immediately after the grant of an Option to him or her would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporations, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code, shall not be eligible to receive an Option to purchase Stock pursuant to the Plan. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and Stock which the Employee may purchase under outstanding Options shall be treated as stock owned by the Employee.

No Employee shall be granted an Option that permits the Employee's rights to purchase shares of Stock under the Plan and under all other Section 423(b) employee stock purchase plans of Forrester and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423(b)(8) of the Code.

SECTION 4.  METHOD OF PARTICIPATION

The stock option periods for which Options may be granted hereunder shall consist of six-month periods commencing on each March 1 and September 1 (each, an “Option Period”).  Each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5 and such procedures as may be prescribed by and in a form acceptable to the Board of Directors, acting by and through the Chief Financial Officer or any other authorized officer. Such Eligible Employee will thereby become a participant ("Participant") on the first day of such Option Period and will remain a Participant until the Employee's participation is terminated as provided in the Plan.  Each Participant’s authorization on file under the Plan will continue to succeeding

Option Periods as long as the Plan remains in effect, unless a Participant files a new authorization or withdraws from the Plan.

SECTION 5. PAYROLL DEDUCTION

An Eligible Employee may request payroll deductions in an amount (expressed as a whole percentage) of not less than two percent (2%) but not more than ten percent (10%) of the Participant's total Compensation by means of substantially equal payroll deductions over the Option Period.  All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant and shall be deposited with the general funds of the Company. No interest will be payable on such withholding account. In no event shall more than $10,000 be withheld with respect to any Participant for any Option Period. For purposes of the Plan, "Compensation" shall mean (i) regular base wages or salary (including Company-paid short-term disability compensation, and any pre-tax salary reduction contributions made by the Participant to any Code Section 401(k) plan, Code Section 125 cafeteria or flexible spending plan, Code Section 129 dependent care plan, and Code Section 132(f) qualified transportation fringe benefit plan), and (ii) any overtime, paid time off, cash bonuses, and  commissions paid to a Participant by the Company for the relevant period. There shall be excluded from Compensation (i) income arising from any profit-sharing, non-qualified deferred compensation, welfare benefit plan or other employee benefit plan (including payments and benefits relating to severance, relocation allowances, equalization payments, and expense reimbursement), (ii) income arising from any Company equity-based compensation plan, and (iii) any other compensation or remuneration determined not to be “Compensation” by the Board in accordance with Code Section 423.

A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not to below 2%) at any time during an Option Period (but not more than once per Option Period) by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable, as determined by the Board of Directors acting by and through the Chief Financial Officer or any other authorized officer, following receipt of such notice by the Company.  A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective.

If a Participant’s accumulated payroll deductions on the last day of the Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the limitation described in Section 3(b), the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the Participant by the Company, without interest.

A Participant may cancel participation and withdraw from the Plan in accordance with Section 12 below.

SECTION 6. GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Option Period. Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Option Period, by (ii) the option price per share of the Stock determined under Section 7. For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest number of shares which, when multiplied by the fair market value of a share of Stock at the beginning of the Option Period, produces a dollar amount of $12,500 or less. The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

SECTION 7.  OPTION PRICE

The per share exercise price (the “Option Price”) for each such Option shall be the lesser of (i) 85% of the fair market value of the Stock on the date on which the Option was granted pursuant to Section 4 and (ii) 85% of the fair market value of the Stock on the date on which the Option is deemed exercised pursuant to Section 8.  Fair market value on any given day shall mean the Closing Price of the Stock on such day or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price. The "Closing Price" of the Stock on any business day shall be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the fair market value as determined by the Board of Directors.  A good faith determination by the Board of Directors as to fair market value shall be final and binding.

SECTION 8. EXERCISE OF OPTIONS; ISSUANCE OF STOCK

Subject to the limitations in Section 18, each Eligible Employee who is a Participant in the Plan on the last day of an

Option Period shall be deemed to have exercised his or her Option on such date and thereby to have purchased from Forrester such number of full shares of Stock reserved for the purpose of the Plan, as the Participant’s accumulated payroll deductions will purchase at the Option Price, subject to the limitations described in Sections 3(b) and 6. Upon such exercise, the balance of the Participant's withholding account shall be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter a book entry shall be made in the stock ledger of the Company to evidence the issuance of shares to the Participant. Shares of Stock purchased upon exercise of an Option shall be issued only in the name of the Participant. Notwithstanding the foregoing, the Board of Directors may permit or require that any purchased shares of Stock be deposited directly with a broker designated by the Board, and held by such broker for the pendency of the holding period described in Section 9.

In the event that the balance of the Participant's withholding account following an Option Period is in excess of the total purchase price of the shares so issued, the balance of the withholding account shall be returned to the Participant; provided, however, that if the balance left in the withholding account consists solely of an amount equal to the value of a fractional share, it shall be retained in the withholding account and carried over to the next succeeding Option Period, but no other amounts may be carried forward. The entire balance of the Participant's withholding account following the final Option Period shall be returned to the Participant.  No fractional shares will be issued hereunder.

Notwithstanding anything herein to the contrary, Forrester's obligation to issue and deliver shares of Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.

SECTION 9. HOLDING PERIOD

Any shares of Stock issued under this Plan to a Participant pursuant to the exercise of an Option granted on or after March 1, 2012 may not be sold, assigned, pledged, encumbered, or otherwise transferred by such Participant for a period of one (1) year after the exercise date of the applicable Option.  By purchasing Stock pursuant to the exercise of an Option, the Participant shall be deemed to have agreed to these restrictions on the transferability of shares of Stock.

SECTION 10.  CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of Forrester by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, the maximum number of shares of Stock purchasable by any one Participant and the Option Price shall be appropriately adjusted; provided, however, that no such adjustment shall be made unless Forrester shall be satisfied that it will not constitute a modification of the Options granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of Forrester, or a merger or similar transaction in which Forrester is not the surviving corporation or which results in the acquisition of Forrester by another person, the Board in its sole discretion will (a) if Forrester is merged with or acquired by another corporation, provide that each Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (b) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, (c) pursuant to Section 17, accelerate the exercise date of each Option to a date on or before the date of the proposed sale or merger, or (d) permit each Option to continue unchanged.

SECTION 11. EQUAL RIGHTS AND PRIVILEGES; NO TRANSFER OR ASSIGNMENT OF PARTICIPANT'S RIGHTS

Except as otherwise provided in Section 19, all Participants granted Options under the Plan within a single Option Period shall have the same rights and privileges, and each Participant’s rights and privileges under the Plan shall be exercisable during the Participant's lifetime only by the Participant, and shall not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Option held by such Participant may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan shall terminate.

SECTION 12.  CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel such

Option as to all (but not less than all) the shares of Stock subject or to be subject to such Option by written notice delivered to the Company not less than two (2) business days prior to the end of the applicable Option Period, in which case the Company will promptly refund the entire balance of the Participant's withholding account not previously used to purchase Stock under the Plan, without interest.

A Participant may terminate a payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates a payroll deduction authorization prior to the last day of an Option Period will be deemed to have cancelled the related Option.

Any Participant who cancels an Option or terminates a payroll deduction authorization may at any time thereafter again become a Participant by completing a new authorization form prior to the beginning of any subsequent Option Period in accordance with Section 4 provided that such individual is then an Eligible Employee.

SECTION 13.  TERMINATION OF EMPLOYMENT

Subject to Section 14, whenever a Participant ceases to be an Eligible Employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her Option rights under the Plan shall immediately terminate and the Company shall promptly refund, without interest, the entire balance of his or her withholding account under the Plan.  Such Participant shall have no further rights under the Plan.

Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a Participant is on a military leave, sick leave or other bona fide leave of absence that lasts for up to 90 days, or for so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the Participant on the day the interruption occurs.

SECTION 14.  DEATH OF PARTICIPANT

A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant's death, which designation will also provide for the Participant's election to either (i) cancel the Participant's Option upon his or her death, as provided in Section 12 or (ii) apply as of the last day of the Option Period the balance of the deceased Participant's withholding account at the time of death to the exercise of the related Option, pursuant to Section 8. In the absence of a valid election otherwise, a Participant's death will be deemed to effect a cancellation of the Option.  A designation of beneficiary and election may be changed by the Participant at any time, by written notice to the Company.  In the event of the death of a Participant and receipt by the Company of proof of the identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, the Company shall deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, if the Company is able to identify such executor or administrator.  If the Company is unable to identify such administrator or executor, the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of such Participant as the Company may determine.  No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 15.  NO SPECIAL EMPLOYMENT RIGHTS

The Plan does not, directly or indirectly, create in any Employee any right with respect to continuation of employment by the Company, and it shall not be construed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

SECTION 16.  ADMINISTRATION OF PLAN

The Plan shall be administered by the Board of Directors, which shall have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan, to remedy any defect, omission or inconsistency in the Plan, and to make, administer, and interpret such rules and regulations in each case as it will deem necessary or advisable.  The interpretation and construction by the Board of Directors of any provisions of the Plan or of any Option granted under it shall be final and binding. The Board of Directors may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate.

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean any Committee or the Board, as applicable.

The Board may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Board may permit employees to provide notices and payroll deduction authorizations electronically.

No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. The Company shall indemnify and hold harmless the members of the Board, and each officer and employee of the Company acting at the Board's direction with respect to Plan matters, from and against any and all losses, claims, damages or liabilities, including attorney's fees and amounts paid with the approval of the Board in any settlement, arising out of or resulting from any act, omission, interpretation, or determination made with respect to the Plan, unless arising out of or resulting from such person's own fraud or bad faith. Such indemnification shall be in addition (but without duplication) to any rights to indemnification or insurance that such person may have as a director, officer or employee of the Company or under the by-laws of the Company.

SECTION 17.  AMENDMENT AND TERMINATION OF PLAN

Forrester reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment that may (i) materially increase the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 10), or (ii) change the corporations or class of corporations whose employees may be offered Options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code, shall have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.

The Plan and any Option Period may be terminated or suspended at any time by the Board of Directors.  Upon termination of the Plan, the Board of Directors may either (i) provide that then-outstanding Options be administered in accordance with their terms, or (ii) accelerate the exercise date for then-outstanding Options by specifying that the Option Period in which such action occurs will end on a date earlier than its originally scheduled end date.

SECTION 18. RESTRICTIONS ON THE EXERCISE OF OPTIONS

The Board of Directors, in its sole discretion, may require as a condition to the exercise of Options that the underlying shares be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary, or in the Board of Directors' opinion, desirable from the Company’s standpoint, to the exercise of the Options be satisfied or waived.

SECTION 19.  PARTICIPATING SUBSIDIARIES

(a)The term “participating subsidiary” shall mean any present or future subsidiary of Forrester, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders. The Board of Directors may determine that Forrester and any participating subsidiaries shall be deemed to participate in separate offerings with different terms and conditions as permitted by Section 423 of the Code, provided that the terms of participation by any Eligible Employees within any such separate offering satisfy the equal rights and privileges requirements of Section 423 of the Code.

(b)In order to comply with the laws of a non-U.S. jurisdiction, Options may be granted to Employees of Forrester or a Participating Subsidiary who are citizens or residents of such non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but no more favorable) than the terms of the Options granted under the Plan or an offering to Eligible Employees who are resident in the United States. Notwithstanding anything to the contrary in other provisions of the Plan or an offering, Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan or an offering if (i) the grant of an Option under the Plan or an offering to a citizen or resident of the non-U.S. jurisdiction is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the non-U.S. jurisdiction would cause the Plan or an offering to violate the requirements of Section 423 of the Code. Forrester may add one or more appendices to the Plan describing the operation of the

Plan in those jurisdictions in which Eligible Employees are granted less favorable Options or in which Employees are excluded from participation.

(c)The Board of Directors may from time to time establish one or more sub-plans under the Plan with respect to one or more Participating Subsidiaries, provided that such sub-plan complies with Section 423 of the Code. To the extent permitted by Section 423 of the Code, such sub-plans may provide for separate offerings with different terms for Participating Subsidiaries.

SECTION 20.  OPTIONEES NOT SHAREHOLDERS

An Employee shall not have any of the rights and privileges of a shareholder of Forrester and shall not receive any dividends in respect to any shares of Stock subject to an Option hereunder, unless and until such Option has been exercised, full payment has been made for such Stock, and the Stock has been issued.

SECTION 21.  TAXES

Payroll deductions shall be made on an after-tax basis. The Company shall have the right, as a condition of exercise, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of Stock under the Plan. In the Board of Directors' discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Stock to the Company, including Stock purchased under the Plan, valued at fair market value (defined as the closing stock price on the date of delivery). The Company may, to the extent permitted by law, deduct any tax obligations from any payment of any kind due to the Participant or withhold Stock purchased hereunder, which shall be valued at fair market value (defined as the closing stock price on the date of withholding).

SECTION 22. APPROVAL OF SHAREHOLDERS

The Plan as hereby amended and restated is subject to the approval of the shareholders of Forrester, which must be secured within twelve months before or after the date the Plan as hereby amended and restated is adopted by the Board of Directors, and any Option granted hereunder prior to such approval is conditioned on such approval being obtained prior to the exercise thereof. The Plan was previously last approved by shareholders of Forrester on May 12, 2009.

SECTION 23. INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

By electing to participate in the Plan, each Participant agrees to provide any information about any transfer of Stock acquired under the Plan that occurs within two years after the first business day of the Option Period in which such Stock was acquired as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws.

SECTION 24.  GOVERNING LAW

The Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and shall be construed accordingly.

. IMPORTANT ANNUAL MEETING INFORMATION NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNNENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by12:00 a.m., Eastern Time, on May 8, 2018. Vote by Internet • Go to www.envisionreports.com/FORR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Jean M. Birch 04 - George F. Colony 07 - Gretchen G. Teichgraeber + 02 - David Boyce 05 - Anthony Friscia 08 - Yvonne Wassenaar 03 - Neil Bradford 06 - Robert M. Galford For Against Abstain For Against Abstain 2. To approve an amendment and restatement of the 3. To ratify the selection of PricewaterhouseCoopers LLP as Forrester Research, Inc. Amended and Restated Employee the Company’s independent registered public accounting Stock Purchase Plan. firm for fiscal 2018. 4. To approve, by non-binding vote, Forrester Research, Inc. executive compensation. B Change of Address — Please print new address below. Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3717241 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + 02RX0C

. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy - Forrester Research, Inc. Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 8, 2018 The undersigned appoints George F. Colony and Ryan D. Darrah, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140 at 10:00 a.m. on Tuesday, May 8, 2018, or any adjournments thereof, for the purposes set forth on the reverse side. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR each of the nominees for director listed in proposal 1, and FOR proposals 2, 3 and 4. (Continued and to be voted on reverse side.)